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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

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
                                                                 Three Months             Nine Months
                                                                    Ended                    Ended
                                                                September 30,            September 30,
                                                               ----------------          --------------
                                                               2000        1999        2000        1999
                                                               ----        ----        ----        ----
Earnings before income taxes and equity in
 earnings of associated companies                            $40.1       $41.6       $141.2     $ 124.2
Add:
 Distributed income of associated companies                     -          0.9          4.1         5.8
 Amortization of capitalized interest                          0.1          -           0.2         0.1
 Fixed charges                                                 8.0         8.3         25.7        25.7
Less:
 Capitalized interest                                         (0.2)       (0.2)        (0.3)       (0.5)
                                                             -----       -----       ------     -------
Earnings as adjusted                                         $48.0       $50.6       $170.9     $ 155.3

Fixed Charges:
 Interest on indebtedness including amortized
   premiums, discounts and deferred financing costs          $ 7.0       $ 7.1       $ 22.7     $  22.1
 Portion of rents representative of the interest
   factor                                                      1.0         1.2          3.0         3.6
                                                             -----       -----       ------     -------
Fixed charges                                                $ 8.0       $ 8.3       $ 25.7     $  25.7
                                                             -----       -----       ------     -------
Ratio of earnings to fixed charges                             6.0         6.1          6.6         6.0
                                                             =====       =====       ======     =======
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